FHLMC Loan No. 940972379

MANAGEMENT FEE SUBORDINATION AGREEMENT

This Management Fee Subordination Agreement (“Agreement”), made and entered into as of October 4, 2006, by and between NorthMarq Capital, Inc., a Minnesota corporation (“Lender”), Cascade Joint Venture, L.P., a Kansas limited partnership (“Borrower”), and Maxus Properties, Inc., a Missouri corporation (“Agent”).

PRELIMINARY STATEMENT OF FACTS

A.      Agent entered into a Management Agreement dated March 14, 2005 (“Management Agreement”) covering certain property in Topeka, Kansas, commonly known as Cascade Apartments, and which is legally described on Exhibit A attached hereto and made a part hereof (“Property”).

B.        Borrower owns or will own the Property and is the Owner under the Management Agreement, as defined therein.

C.        Borrower has secured a loan from Lender in the amount of Two Million Five Hundred Forty Thousand and No/100 Dollars ($2,540,000.00) (“Loan”), which is or will be secured by a Multifamily Mortgage, Assignment of Rents and Security Agreement covering the Property (“Mortgage”).

D.        As a condition to making the Loan to Borrower, Lender requires that the management fee to Agent not exceed four percent (4.0%) of the monthly gross receipts from the operation of the Property (“Management Fee”).

E.        The Management Agreement provides for a management fee to Agent equal to five percent (5.0%) of the monthly gross receipts from the operation of the Property (the excess one percent (1.0%) is hereinafter referred to as the “Excess Management Fee”).

F.        Lender has agreed to allow the payment and collection of the Excess Management Fee, provided Borrower and Agent comply with the conditions of this Agreement.

NOW, THEREFORE, in consideration of the above and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, it is agreed as follows:

1.         Subordination of Excess Management Fee to Debt Service. Borrower shall not pay and Agent shall not collect the Excess Management Fee unless and until Borrower has paid all operating expenses, including the Management Fee, monthly principal, interest, escrows, insurance, reserves or other required items or charges due under the Mortgage or any other documents executed in connection with the Loan.

2.         Subordination of Excess Management Fee to Loan Default. Agent shall not be entitled to receive payment of the Excess Management Fee after Agent has notice of or acquires actual knowledge of an Event of Default under the Mortgage, as defined therein (a “Default Notice”). In the event that payment of the Excess Management Fee is included with payment of the Management Fee, Agent, after a Default Notice, will be entitled to retain only that part of the payment equal to the Management Fee. Furthermore, if Agent receives payment of the Excess Management Fee after the Default Notice, it shall receive and hold such payment in trust for Lender, to be applied to amounts due under the Mortgage. In the event Lender determines that the Event of Default has been cured to its satisfaction, Agent shall thereafter be entitled to receive from Borrower the Excess Management Fee. Notwithstanding the above, the Management Agreement, and all fees due and paid in connection therewith, including but not limited to the Management Fee and the Excess Management Fee, are subordinate to the Loan, the lien of the Mortgage, and any and all other documents in connection with the Loan.

3.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, successors-in-title and assigns.

4.         Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute one and the same instrument.

5.         Conflict of Documents. In the event there is a conflict between the Management Agreement and this Agreement, this Agreement shall control.

[The remainder of this page intentionally left blank; signatures follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

LENDER: NorthMarq Capital, Inc., a Minnesota corporation
By:
Name: Title:	Paul W. Cairns Vice President

STATE OF MINNESOTA

COUNTY OF HENNEPIN

On October ____, 2006, before me, the undersigned, a Notary Public in and for the State of Minnesota, duly commissioned and sworn, personally appeared Paul W. Cairns, to me known to be the Vice President of NorthMarq Capital, Inc., a Minnesota corporation, and acknowledged the foregoing instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.

Witness my hand and official seal hereto affixed the day and year first above written.

______________________________

Notary Public in and for __________

My Commission Expires:_________

BORROWER:
Cascade Joint Venture, L.P.,
A Kansas limited partnership

By: Millenium Cascade, LLC, a California limited
liability company
Its: General Partner

By:	Millenium Management, LLC
a California limited liability company
Its:	Manager

By:	/S/ W. ROBERT KOHORST
W. Robert Kohorst Its: President

STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

On this 3rd day of October, 2006, before me, the undersigned, a Notary Public of said State, duly commissioned and sworn, personally appeared W. Robert Kohorst, personally known to me to be the person who executed the within instrument as President of Millenium Management, LLC, a California limited liability company, the Manager of Millenium Cascade, LLC, a California limited liability company, the General Partner of Cascade Joint Venture, L.P., a Kansas limited partnership, on behalf of the limited partnership, and acknowledged to me that such limited partnership executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/S/ LISA L. LONGO
Notary Public in and for California My Commission Expires: 10/24/08

AGENT: Maxus Properties, Inc. a Missouri corporation
By:	/S/ MICHAEL P. MCROBERT
Name: Title:	Michael P. McRobert CEO/President

STATE OF MISSOURI

COUNTY OF CLAY

On 0ctober2nd, 2006, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Michael P. McRobert the CEO/President of Maxus Properties, Inc., a Missouri corporation, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/S/ CATHERINE WHORTON
Notary Public

EXHIBIT A

LEGAL DESCRIPTION

All of Lot 5, EXCEPT the North 33 feet thereof, AND EXCEPT that part of Lot 5 deeded to the City of Topeka as set out in Book 1741 Page 281, and all of Lot 6, EXCEPT that part of Lot 6 condemned in Case No. 115 147, by the City of Topeka, all in Higinbotham and Mulvane’s Subdivision, in the City of Topeka, Shawnee County, Kansas.